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                                                                    EXHIBIT 99.1

For Immediate Release

Contact:     Abigail Devine, APR
             Investor Relations
             SEQUENOM, Inc.
             (858) 202-9032
             adevine@sequenom.com

                     SEQUENOM ADOPTS STOCKHOLDER RIGHTS PLAN
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SAN DIEGO, Oct. 22, 2001 - SEQUENOM(TM), Inc. (Nasdaq: SQNM) today announced that its Board of Directors approved the adoption of a Stockholder Rights Plan designed to protect the long-term value of the Company and to ensure that all SEQUENOM stockholders will receive fair and equal treatment in the event that a future unsolicited attempt is made to acquire the Company.

         The plan is designed to protect SEQUENOM's stockholders against abusive or coercive takeover tactics and other takeover tactics not in the best interest of SEQUENOM and its stockholders, such as acquisitions of control without paying all stockholders a fair premium, coercive tender offers and inadequate offers, and also to give SEQUENOM's Board of Directors sufficient time to study and respond to any unsolicited acquisition offer.

         The adoption of the Rights Plan at this time is not in response to a proposal. The Rights Plan is similar to plans adopted by many other companies. Under the Rights Plan, all stockholders of record as of November 5, 2001 will receive rights to purchase shares of a new series of Preferred Stock. The rights will be distributed as a non-taxable dividend and will expire ten years from the date of the Rights Plan. Shares of SEQUENOM's Common Stock that are newly issued after the record date will also carry rights. The rights will be exercisable only if a person or group acquires fifteen percent or more of the SEQUENOM Common Stock or announces a tender offer for fifteen percent or more of the Common Stock. If a person acquires fifteen percent or more of SEQUENOM's Common Stock, all rights holders except the buyer will be entitled to acquire SEQUENOM Common Stock at a discount. The effect will be to discourage acquisitions of more than fifteen percent of SEQUENOM's Common Stock without negotiations with the Board.

         The rights will trade with SEQUENOM's Common Stock, unless and until they are separated upon the occurrence of certain future events. SEQUENOM's Board of Directors may

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terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than fifteen percent of the SEQUENOM Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

About SEQUENOM

SEQUENOM is a discovery genetics company with the tools, information and strategies for determining the medical impact of genes and genetic variations. Utilizing a novel population genetics approach, SEQUENOM is systematically identifying potential disease-related genes that affect significant portions of the overall population. This approach is possible due to the pinpoint accuracy and unique specificity of the Company's MassARRAY system. By focusing on disease genes with a broad population impact, SEQUENOM expects to play an important role in bringing new therapeutic products to the market while maximizing the return on drug development. Web site: http://www.sequenom.com
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Except for the historical information contained herein, the matters set forth in this press release, including, without limitation, statements regarding the anticipated benefits and expected consequences of the Rights Plan, SEQUENOM's role in bringing new therapeutic products to the market and SEQUENOM's ability to identify disease-related genes are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including uncertainty as to the impact of adopting a stockholder rights plan, risks and uncertainties inherent in drug discovery, development and commercialization efforts, the risks and uncertainties associated with SEQUENOM's technologies and approaches to drug discovery, development and commercialization and those of its collaborative partners and competitors, and other risks detailed from time to time in SEQUENOM's SEC reports, including SEQUENOM's Annual Report on Form 10-K for the year ended December 31, 2000 and most recent Quarterly Report on Form 10-Q and Gemini Genomics' Annual Report on Form 20-F for the year ended March
31, 2001 and quarterly report on Form 6-K filed with the SEC on August 14, 2001. These forward-looking statements speak only as of the date hereof. SEQUENOM disclaims any intent or obligation to update these forward-looking statements.